Exhibit 99.1

FOR IMMEDIATE RELEASE

CAREER EDUCATION CORPORATION CONFIRMS RECEIPT OF INFORMATION

REQUEST FROM U.S. SENATOR TOM HARKIN

Hoffman Estates, IL, August 6, 2010 – Career Education Corporation (CEC) today announced receipt of a request for information from the U.S. Senate Committee on Health, Education, Labor and Pensions. U.S. Senator Tom Harkin (D-IA) led the Senate Committee on Health, Education, Labor, and Pensions in a hearing regarding for-profit education Wednesday, August 4, 2010. In the hearing, Senator Harkin indicated he would initiate a document request to 30 companies operating for-profit schools, including all publicly traded companies. CEC has received the request and will work with the Committee to provide information.

ABOUT CAREER EDUCATION CORPORATION

The colleges, schools and universities that are part of the Career Education Corporation (“CEC”) family offer high-quality education to a diverse student population of over 104,000 students across the world in a variety of career-oriented disciplines. The more than 90 campuses that serve these students are located throughout the U.S. and in France, Italy, the United Kingdom and Monaco, and offer doctoral, master’s, bachelor’s and associate degrees and diploma and certificate programs. Approximately 44% of our students attend the web-based virtual campuses of American InterContinental University, Colorado Technical University, International Academy of Design & Technology and Le Cordon Bleu College of Culinary Arts.

CEC is an industry leader whose brands are recognized globally. Those brands include, among others, American InterContinental University (“AIU”); Brooks Institute; Colorado Technical University (“CTU”); Harrington College of Design; INSEEC Group (“INSEEC”) Schools, including the International University of Monaco (“IUM”); International Academy of Design & Technology (“IADT”); Istituto Marangoni; Le Cordon Bleu North America (“LCB”); and Sanford-Brown Institutes and Colleges. Through our schools, CEC is committed to providing high-quality education, enabling students to graduate and pursue rewarding careers.

For more information, see CEC’s website at www.careered.com. The website includes a detailed listing of individual campus locations and web links to CEC’s colleges, schools, and universities.

Contact:

Investors:

Jason Friesen

Senior Vice President of Finance, Investor Relations and Treasurer

(847) 585-3899

Media:

Jeff Leshay

Senior Vice President, Public Relations and Corporate Communications

(847) 585-2005